Exhibit 99

Certain Financial and Other Information for the Quarter Ended September 30, 2009

On Oct. 22, 2009, 3M Company announced third-quarter earnings of $1.35 per share on sales of $6.2 billion, with operating income margins of 23.9 percent (see note a below). Sales and per-share earnings declined 5.6 percent and 4.3 percent year-on-year, respectively. On a sequential basis, sales and per-share earnings increased 8.3 percent and 20.5 percent, respectively, and operating income margins improved by 3.1 percentage points versus second quarter levels. These results include special items (see notes b-f below) that impacted both 2009 and 2008.

3M’s Display and Graphics and Health Care businesses each delivered double-digit year-on-year profit improvements.  All business segments and all geographic regions reported sequential sales improvements.

Key Financial Highlights

Third-quarter worldwide sales totaled $6.2 billion, a year-on-year decrease of 5.6 percent.  Local-currency sales including acquisitions decreased 3.3 percent, while currency translation effects reduced sales by 2.3 percent.

Local-currency sales including acquisitions increased 5.5 percent in Display and Graphics and 4.7 percent in Health Care, offset by declines of  2 percent in Safety, Security and Protection Services, 4.8 percent in Consumer and Office, 6.4 percent in Industrial and Transportation and 15.3 percent in Electro and Communications.

Business Segment Highlights

(Operating income and margin figures include special items (see notes b-f below)

Industrial and Transportation

•                  Sales of $1.9 billion, down 6.4 percent year-on-year in local currency, including a 3 percent benefit from acquisitions; currency impacts reduced sales by 2.2 percent.

•                  Continued year-on-year declines in many large industrial markets, such as automotive OEM and home appliances, although quarter-on-quarter trends are improving.

•                  Double-digit local-currency growth in both the automotive aftermarket and renewable energy businesses.

•                  Sequential sales and operating income (including special items) improved by 10.1 percent and 34.2 percent, respectively, led by the industrial adhesives and tapes and automotive OEM businesses.

•                  Operating income of $382 million, with strong operating margins of 20.1 percent, including special items.

Health Care

•                  Sales of $1.1 billion, up 4.7 percent year-on-year in local currency; currency impacts reduced sales by 3.1 percent.

•                  Local-currency sales growth led by the skin and wound care, infection prevention and oral care businesses; drug delivery local-currency sales were down year-on-year.

•                  Profits increased year-over-year in all businesses.

•                  All major geographic regions drove positive local-currency sales growth.

•                  Operating income increased 15 percent to $339 million and operating margins were 31.3 percent, including special items.

Consumer and Office

•                  Sales of $923 million, down 4.8 percent year-on-year in local currency, which includes 2.8 percentage points from acquisitions; currency impacts reduced sales by 1.8 percent.

•                  Double-digit local-currency sales declines in the office channel; high unemployment levels were a major factor.

•                  Overall soft consumer spending drove local-currency sales declines in the mass retail and do-it-yourself channels.

•                  Positive local-currency sales growth in both home care cleaning products and in consumer health care, driven by the recent acquisitions of Futuro® and ACE™ brands in the consumer health care market.

•                  Sales increased sequentially in most businesses, including consumer mass retail, home care cleaning and consumer health care businesses.

•                  Operating income of $227 million, with strong operating margins of 24.5 percent, including special items.

Display and Graphics

•                  Sales of $896 million, up 5.5 percent year-on-year in local currency, including 2.5 percentage points of growth from acquisitions; currency impacts reduced sales by 1 percent; sales rose 10.8 percent sequentially.

•                  Sales in optical systems rose 26 percent year-on-year and 27 percent sequentially, driven by new products for eco-friendly LCD displays along with overall improvement in LCD market volumes.

•                  Single-digit local-currency sales growth in traffic safety systems; business conditions in commercial graphics remain challenging.

•                  Operating income up 27 percent to $206 million, with margins of 23.0 percent, including special items.

Safety, Security and Protection Services

•                  Sales of $864 million, down 2 percent year-on-year in local currency; currency translation impacts reduced sales by 4.1 percent.

•                  Single-digit local-currency sales growth in security systems and in personal protective products, driven by H1N1-related respirator demand.

•                  Respirator manufacturing plants running at full capacity; adding new respirator capacity to address substantial near-term backlog.

•                  Difficult economic conditions continued to hurt sales of corrosion protection products.

•                  Operating income increased 11 percent to $236 million, with strong operating margins of 27.3 percent, including special items.

Electro and Communications

•                  Sales of $617 million, down 15.3 percent year-on-year in local currency; currency translation reduced sales by 0.9 percent.

•                  Sales impacted by continued weak market conditions in telecom and commercial construction; despite these challenges, sales and operating income improved sequentially in all major geographies.

•                  Operating income down 27 percent to $116 million, with margins of 18.8 percent, including special items.

•                  On a sequential basis, sales increased 12 percent and operating income (including special items) increased 74 percent.

Forward-Looking Statements

The above information contains forward-looking information (within the meaning of the Private Securities Litigation Reform Act of 1995) about the company’s financial results and estimates, business prospects, and products under development that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic and capital markets conditions; (2) the Company’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) generating fewer productivity improvements than estimated; and (9) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2008 and its subsequent Quarterly Reports on Form 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under “Risk Factors” in Part I, Item 1A (Annual Report) and in Part II, Item 1A (Quarterly Report). The information contained herein is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained herein as a result of new information or future events or developments.

About 3M

A recognized leader in research and development, 3M produces thousands of innovative products for dozens of diverse markets. 3M’s core strength is applying its more than 40 distinct technology platforms — often in combination — to a wide array of customer needs. With $25 billion in sales, 3M employs 75,000 people worldwide and has operations in more than 60 countries.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three-months ended		Nine-months ended
	September 30,		September 30,
	2009	2008	2009	2008
Net sales	$6,193	$6,558	$17,001	$19,760
Operating expenses
Cost of sales	3,171	3,432	8,920	10,278
Selling, general and administrative expenses	1,209	1,269	3,642	3,938
Research, development and related expenses	335	344	967	1,058
(Gain) loss on sale of businesses	—	—	—	23
Total operating expenses	4,715	5,045	13,529	15,297
Operating income	1,478	1,513	3,472	4,463
Interest expense and income
Interest expense	55	52	165	158
Interest income	(8)	(28)	(26)	(76)
Total interest expense (income)	47	24	139	82
Income before income taxes	1,431	1,489	3,333	4,381
Provision for income taxes	460	479	1,040	1,402
Net income including noncontrolling interest	971	1,010	2,293	2,979
Less: Net income attributable to noncontrolling interest	14	19	35	55
Net income attributable to 3M (a)	$957	$991	$2,258	$2,924
Weighted average 3M common shares outstanding — basic	702.8	695.5	697.7	701.3
Earnings per share attributable to 3M common shareholders — basic	$1.36	$1.43	$3.24	$4.17
Weighted average 3M common shares outstanding — diluted	710.8	703.1	702.3	710.7
Earnings per share attributable to 3M common shareholders — diluted (a)	$1.35	$1.41	$3.21	$4.11
Cash dividends paid per 3M common share	$0.51	$0.50	$1.53	$1.50

(a)          3M adopted a new accounting standard relating to the reporting of noncontrolling interest in partially owned consolidated subsidiaries effective January 1, 2009.  The new standard, among other things, changed the presentation format and certain captions of the consolidated income statement and consolidated balance sheet. 3M uses the captions recommended by this standard in its consolidated financial statements such as “net income attributable to 3M” and “earnings per share attributable to 3M common shareholders—diluted.” However, 3M has herein shortened this language to “net income” and “earnings per share” (or a slight variation thereof), respectively.

3M Company and Subsidiaries

SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME INFORMATION

DISCUSSION OF SPECIAL ITEMS THAT IMPACTED RESULTS

(Millions, except per-share amounts)

(Unaudited)

Special items described below are included in operating income, net income and diluted earnings per share and impacted results for the three months and nine months ended September 30, 2009. Special items that impacted the three months ended September 30, 2009 results (item b) reduced operating income by $26 million, reduced net income by $14 million, and reduced earnings by $0.02 per diluted share. Special items that impacted the nine months ended September 30, 2009 results (items b-c) reduced operating income by $194 million, reduced net income by $119 million, and reduced earnings by $0.17 per diluted share.

(b)           During the first three quarters of 2009, management approved and committed to undertake certain restructuring actions, which resulted in a net pre-tax charge for the three-months and nine-months ended September 30, 2009, of $26 million and $209 million, respectively. This charge related to employee-related liabilities for severance/benefits and other for the three-months ended September 30, 2009. Employee-related liabilities for severance/benefits and other of approximately $190 million and fixed asset impairments of approximately $19 million were recorded for the nine-months ended September 30, 2009, with all business segments impacted by these actions. For the three-months ended September 30, 2009, these charges were recorded in cost of sales and research, development and related expenses, with these expenses totaling $25 million and $1 million, respectively. For the nine-months ended September 30, 2009, these charges were recorded in cost of sales; selling, general and administrative expenses; and research, development and related expenses, with these expenses totaling $110 million, $91 million and $8 million, respectively.

(c)                  In June 2009, 3M completed the sale of a New Jersey roofing granule facility and recorded a pre-tax gain of $15 million. This gain was recorded in cost of sales within the Safety, Security and Protection Services business segment.

As discussed in more detail later in the section entitled “Business Segments,” 3M made certain changes to its business segments in the first quarter of 2009. Segment information for all periods presented has been reclassified to reflect these changes.

For the three months ended September 30, 2009, net restructuring charges in aggregate of $26 million reduced operating income by business segment as follows: Industrial and Transportation ($21 million), Corporate and Unallocated ($5 million), Health Care ($1 million), and Electro and Communications ($1 million). Display and Graphics had a net credit of $2 million. For the first nine months of 2009, net restructuring charges, partially offset by a gain on sale of real estate, in aggregate reduced operating income by $194 million, with the following impacts by segment: Industrial and Transportation ($88 million), Corporate and Unallocated ($38 million), Display and Graphics ($22 million), Health Care ($20 million), Consumer and Office ($13 million), Electro and Communications ($11 million) and Safety, Security and Protection Services ($2 million).

The following special items (d) through (f) impacted results for the three months and nine months ended September 30, 2008. Special items that impacted three months ended September 30, 2008 results (items e and f) reduced operating income and net income by $8 million, and reduced earnings by $0.01 per diluted share. Special items that impacted nine months ended September 30, 2008 results (items d-f) reduced operating income by $50 million, reduced net income by $54 million, and reduced earnings by $0.08 per diluted share.

(d)                 In June 2008, 3M completed the sale of HighJump Software, a 3M company, to Battery Ventures, a technology venture capital and private equity firm. 3M received proceeds of $85 million for this transaction and recognized, net of assets sold, transaction and other costs, a pre-tax loss of $23 million in the second quarter of 2008 (recorded in the Safety, Security and Protection Services segment). This pre-tax loss was reported on a separate line of the Consolidated Statement of Income. 3M’s tax basis in HighJump Software was significantly lower than its book value, primarily related to the treatment of acquired goodwill. This resulted in a gain for tax purposes, which increased the provision for income taxes by $9 million.

(e)                  During the third quarter of 2008, management approved and committed to undertake certain exit activities, which resulted in a net pre-tax charge of $49 million. This charge primarily related to employee-related liabilities and fixed asset impairments, with actions taken in Display and Graphics, Industrial and Transportation, Health Care, Safety, Security and Protection Services, and Corporate. In the second quarter of 2008, the Company recorded pre-tax charges of $19 million related to exit activities. These charges related to employee reductions at an Industrial and Transportation manufacturing facility located in the United Kingdom.

(f)                    In March 2008, 3M entered into a sale-leaseback transaction relative to an administrative location in Italy. 3M anticipates leasing back the facility through late 2009 at which time a new location will be utilized. The vast majority of the proceeds were received in September 2008, which resulted in a pre-tax gain of approximately 29 million Euros ($41 million) in the third quarter of 2008. This gain was recorded in selling, general and administrative expenses in Corporate and Unallocated.

For the three months ended September 30, 2008, charges which reduced operating income by business segment were as follows:  Industrial and Transportation ($11 million), Health Care ($10 million), Display and Graphics ($20 million), Safety, Security and Protection Services ($3 million) and Corporate and Unallocated ($5 million). Corporate and Unallocated also includes a $41 million gain (item f) for the three-months ended September 30, 2008. In addition to the preceding first three months 2008 items, first nine months 2008 also includes charges which reduced operating income by business segments as follows: Industrial and Transportation ($19 million) and Safety, Security and Protection Services ($23 million).

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET (g)

(Dollars in millions)

(Unaudited)

	Sept. 30,	Dec. 31,	Sept. 30,
	2009	2008	2008
ASSETS
Current assets
Cash and cash equivalents	$3,239	$1,849	$2,240
Marketable securities	697	373	727
Accounts receivable — net	3,638	3,195	3,763
Inventories	2,635	3,013	3,078
Other current assets	987	1,168	972
Total current assets	11,196	9,598	10,780
Marketable securities — non-current	519	352	652
Investments	106	111	119
Property, plant and equipment — net	6,923	6,886	6,809
Prepaid pension benefits (h)	41	36	1,684
Goodwill, intangible assets and other assets (h)	8,848	8,810	7,767
Total assets	$27,633	$25,793	$27,811

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$921	$1,552	$2,257
Accounts payable	1,404	1,301	1,557
Accrued payroll	685	644	660
Accrued income taxes	540	350	563
Other current liabilities	2,216	1,992	1,963
Total current liabilities	5,766	5,839	7,000
Long-term debt	5,204	5,166	4,779
Pension and postretirement benefits (h)	2,058	2,847	1,307
Other liabilities	1,686	1,637	2,152
Total liabilities	14,714	15,489	15,238
Total equity — net (h)	12,919	10,304	12,573
Shares outstanding
September 30, 2009: 707,958,268 shares
December 31, 2008: 693,543,287 shares
September 30, 2008: 692,955,037 shares
Total liabilities and equity	$27,633	$25,793	$27,811

(g)         Certain amounts in the prior years’ Consolidated Balance Sheet have been reclassified to conform to the current year presentation. As discussed in Note 1 in 3M’s Current Report on Form 8-K filed on May 13, 2009 (which updated 3M’s 2008 Annual Report on Form 10-K), 3M adopted accounting standards related to noncontrolling interest and convertible debt instruments, effective January 1, 2009. Both standards required retrospective application. In addition, 3M reclassified balance sheet amounts related to life insurance policies from investments to other assets and also reclassified current and non-current balance sheet amounts related to income taxes between deferred income taxes and accrued income taxes.

(h)         When comparing September 30, 2009, and December 31, 2008, to September 30, 2008, balance sheet amounts, the changes in 3M’s defined benefit pension and postretirement plans’ funded status, which is required to be measured as of each year-end, significantly impacted several balance sheet lines. This required annual measurement at December 31, 2008, decreased prepaid pension benefits’ assets by $1.7 billion, increased deferred taxes within other assets by $1.1 billion, increased non-funded pension and postretirement benefits’ long-term liabilities by $1.7 billion and decreased equity by $2.3 billion. Other pension and postretirement changes, such as contributions and amortization, also impacted these balance sheet captions. 3M made a non-cash U.S. pension contribution of approximately $600 million in shares of its common stock during the three-months ended September 30, 2009.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Nine-months ended September 30,
	2009	2008
SUMMARY OF CASH FLOW:

NET CASH PROVIDED BY OPERATING ACTIVITIES	$3,897	$3,408
Cash flows from investing activities:
Purchases of property, plant and equipment	(629)	(1,008)
Acquisitions, net of cash acquired	(67)	(834)
Other investing activities	(380)	(167)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(1,076)	(2,009)
Cash flows from financing activities:
Change in debt	(634)	1,494
Purchases of treasury stock	(10)	(1,597)
Reissuances of treasury stock	291	257
Dividends paid to stockholders	(1,070)	(1,052)
Other financing activities	6	(5)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(1,417)	(903)

Effect of exchange rate changes on cash	(14)	(152)

Net increase (decrease) in cash and cash equivalents	1,390	344
Cash and cash equivalents at beginning of period	1,849	1,896
Cash and cash equivalents at end of period	$3,239	$2,240

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

Sales Change Analysis

By Geographic Area

	Three-Months Ended September 30, 2009
	United		Asia-	Latin America/	World-
	States	Europe	Pacific	Canada	Wide
Volume — organic	(12.4)%	(7.9)%	2.6%	(9.0)%	(7.1)%
Price	2.1	2.0	(1.7)	10.0	2.0
Organic local-currency sales	(10.3)	(5.9)	0.9	1.0	(5.1)
Acquisitions	2.0	3.5	0.3	0.8	1.8
Local-currency sales	(8.3)	(2.4)	1.2	1.8	(3.3)
Divestitures	—	(0.1)	—	—	—
Translation	—	(6.8)	1.8	(8.7)	(2.3)
Total sales change	(8.3)%	(9.3)%	3.0%	(6.9)%	(5.6)%

Worldwide

Sales Change Analysis

By Business Segment

	Three-Months Ended September 30, 2009
	Organic
	local-		Local-			Total
	currency	Acqui-	currency	Divest-	Trans-	sales
	sales	sitions	sales	itures	lation	change
Industrial and Transportation	(9.4)%	3.0%	(6.4)%	—%	(2.2)%	(8.6)%
Health Care	4.4%	0.3%	4.7%	—%	(3.1)%	1.6%
Consumer and Office	(7.6)%	2.8%	(4.8)%	—%	(1.8)%	(6.6)%
Safety, Security and Protection Services	(2.1)%	0.1%	(2.0)%	—%	(4.1)%	(6.1)%
Display and Graphics	3.0%	2.5%	5.5%	—%	(1.0)%	4.5%
Electro and Communications	(15.9)%	0.6%	(15.3)%	(0.3)%	(0.9)%	(16.5)%

Sales Change Analysis

By Geographic Area

	Nine-Months Ended September 30, 2009
				Latin
	United		Asia-	America/	World-
	States	Europe	Pacific	Canada	Wide
Volume — organic	(15.5)%	(14.4)%	(9.5)%	(12.6)%	(13.2)%
Price	2.7	1.9	(1.9)	9.4	2.0
Organic local-currency sales	(12.8)	(12.5)	(11.4)	(3.2)	(11.2)
Acquisitions	2.8	4.0	0.6	1.6	2.4
Local-currency sales	(10.0)	(8.5)	(10.8)	(1.6)	(8.8)
Divestitures	(0.3)	(0.1)	—	—	(0.2)
Translation	—	(11.5)	(1.3)	(13.2)	(5.0)
Total sales change	(10.3)%	(20.1)%	(12.1)%	(14.8)%	(14.0)%

Worldwide

Sales Change Analysis

By Business Segment

	Nine-Months Ended September 30, 2009
	Organic
	local-		Local-			Total
	currency	Acqui-	currency	Divest-	Trans-	sales
	sales	sitions	sales	itures	lation	change
Industrial and Transportation	(17.3)%	3.0%	(14.3)%	—%	(4.8)%	(19.1)%
Health Care	1.7%	1.2%	2.9%	—%	(6.6)%	(3.7)%
Consumer and Office	(5.1)%	2.4%	(2.7)%	—%	(4.4)%	(7.1)%
Safety, Security and Protection Services	(8.9)%	3.4%	(5.5)%	(1.1)%	(6.9)%	(13.5)%
Display and Graphics	(10.6)%	3.0%	(7.6)%	—%	(2.7)%	(10.3)%
Electro and Communications	(23.6)%	0.6%	(23.0)%	(0.1)%	(3.2)%	(26.3)%

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

Effective in the first quarter of 2009, 3M made certain changes to its business segments in its continuing effort to drive growth by aligning businesses around markets and customers. Segment information for all periods presented has been reclassified to reflect this new segment structure. Refer to 3M’s Current Report on Form 8-K filed May 13, 2009, which updated 3M’s Annual Report on Form 10-K filed February 17, 2009, for discussion of these changes.

BUSINESS

SEGMENT

INFORMATION

(Millions)

	Three-months ended September 30,		Nine-months ended September 30,
	2009	2008	2009	2008
NET SALES
Industrial and Transportation	$1,901	$2,078	$5,208	$6,438
Health Care	1,083	1,066	3,145	3,266
Consumer and Office	923	988	2,584	2,782
Safety, Security and Protection Services	864	921	2,352	2,721
Display and Graphics	896	857	2,315	2,581
Electro and Communications	617	740	1,648	2,235
Corporate and Unallocated	4	6	12	21
Elimination of Dual Credit	(95)	(98)	(263)	(284)
Total Company	$6,193	$6,558	$17,001	$19,760

OPERATING INCOME
Industrial and Transportation	$382	$415	$841	$1,334
Health Care	339	294	975	926
Consumer and Office	227	223	589	580
Safety, Security and Protection Services	236	212	544	594
Display and Graphics	206	162	449	535
Electro and Communications	116	158	204	460
Corporate and Unallocated	(7)	70	(72)	96
Elimination of Dual Credit	(21)	(21)	(58)	(62)
Total Company	$1,478	$1,513	$3,472	$4,463

For the three-months and nine-months ended September 30, 2009 and September 30, 2008, refer to the preceding notes (b—f) for a discussion and summary of special items that impacted reported business segment operating income.